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                                                                    Exhibit 99.1


VIROLOGIC STOCKHOLDERS RATIFY SERIES C PRIVATE PLACEMENT

Wednesday February 5, 8:04 am ET

SOUTH SAN FRANCISCO, Calif., Feb. 5 /PRNewswire-FirstCall/ -- ViroLogic, Inc. (Nasdaq: VLGC - News) today announced that its stockholders have ratified its previously announced Series C Convertible Preferred Stock private placement. This ratification will permit the conversion of the existing Series C Convertible Secured Promissory Notes into Series C Convertible Preferred Stock.

As previously announced, the Company raised approximately $7 million from the private placement, which closed November 19, 2002. These proceeds were in addition to an equity investment in ViroLogic made by Pfizer Inc., resulting in their ownership of approximately 5% of the Company. The Company had $11.9 million of cash, restricted cash and short-term investments as of December 31, 2002.

In addition to the ratification of the Series C Convertible Preferred Stock financing, the matters approved yesterday in ViroLogic's stockholder meeting were: an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 60,000,000 shares to 100,000,000 shares; and an amendment to the Company's Amended and Restated Certificate of Incorporation to amend the Certificate of Designations, Rights and Preferences for the Series C Convertible Preferred Stock to (i) provide that any premium payments may be paid in either cash or shares of Common Stock at the option of the Company and (ii) include anti-dilution provisions substantially identical to those applicable with respect to the Company's Series A Convertible Preferred Stock.

"This vote strengthens ViroLogic's balance sheet by converting approximately $12 million in Series C Convertible Secured Promissory Notes, which were previously reflected as mezzanine debt on our balance sheet, to equity, and enables the Company to pay future premium payments we are required to make in connection with our Series C Convertible Preferred Stock in shares of Common Stock instead of cash," said Bill Young, ViroLogic's Chairman and CEO.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company's technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses.

Certain statements in this press release are forward-looking, including statements relating to expected proceeds from financing activities. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that preliminary investigations initiated by governmental agencies may continue for a prolonged period and may not be concluded in the manner expected by ViroLogic, whether ViroLogic's products will achieve market acceptance, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the Company will be able to expand its sales and marketing capabilities, whether the FDA or any other agency will decide to regulate its products or services, whether the Company encounters problems or delays in automating its processes, whether it successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying its PhenoSense technology is adequate, whether it is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital. For a discussion of other factors that may cause ViroLogic's actual events to differ from those projected, please refer to the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.